Exhibit 12: Statement Re Computation of Ratios

Ratio of Earnings to Fixed Charges:
(in thousands)

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                                                Three Months Ended
                                                     March 31,
                                             1999                1998
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1. Income before taxes                     $11,214              $33,497

2.  Fixed charges:
     a.  Interest expense                  $55,947              $59,905
     b.  Interest component of rent            670                  697
           expense
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     c.  Total fixed charges(line 2a.+     $56,617              $60,602
           line 2b.)
     d.  Interest on deposits               43,989               49,217
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     e.  Fixed charges excluding interest
         on deposits (line 2c.-line 2d.)   $12,628              $11,385
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3. Income before taxes plus fixed charges:
     a.  Including interest on deposits
         (line 1.+ line 2c.)               $67,831             $ 94,099
     b.  Excluding interest on deposits
         (line 1.+ line 2e.)               $23,842              $44,882
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4. Ratio of earnings to fixed charges:
     a.  Including interest on deposits
         (line 3a. divided by line 2c.)      1.20x                1.55x
     b.  Excluding interest on deposits
         (line 3b. divided by line 2e.)      1.89x                3.94x
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